CONTRACT TMG #FY07-17074
GRANT
AGREEMENT
BETWEEN THE
WISCONSIN DEPARTMENT OF COMMERCE
AND
STEM CELL PRODUCTS, INC.
This Agreement is entered into by and between the Wisconsin Department of Commerce (“Department”) and Stem Cell Products, Inc., (“Recipient”).
WITNESSETH
WHEREAS, the Department is authorized to award funds, for the purpose of economic development pursuant to Section 560.275 Wis. Stats.; and
WHEREAS, on October 9, 2006, the Department, relying upon representations in the Recipient’s Application, awarded up to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) to the Recipient to be utilized in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, for valid consideration, the receipt of which is hereby acknowledged, and in consideration for the promises and covenants in this Agreement, the Department and Recipient agree as follows:

1.
DISBURSEMENT OF GRANT PROCEEDS. Grant disbursements to the Recipient hereunder for Eligible Project Costs (Defined in Exhibit A) shall be made on a periodic basis upon the Department’s receipt and approval of The Request for Disbursement Form (attached as Exhibit C) and required supporting documentation.

2.	“EVENT OF DEFAULT” DEFINED. The occurrence of anyone or more of the following events shall constitute an “Event of Default” for the purposes of this Agreement:

(a)	The Recipient’s failure to comply with or perform any of its obligations under this Agreement;

(b)	Any material misrepresentation with respect to the Recipient’s warranties and representations under this Agreement or the Application.

3.
REMEDIES IN EVENT OF DEFAULT. Upon the occurrence of any Event of Default, the Department shall send a written notice of default to the Recipient, setting forth with reasonable specificity the nature of the default. If the Recipient fails to cure the default to the reasonable satisfaction of the Department within ten (10) calendar days, the Department may, without further written notice to the Recipient, declare the Recipient in default, terminate this Agreement effective immediately, and recover from the Recipient all of the following:

(a)	An amount equal to the funds disbursed under this Agreement.

(b)	All court costs and reasonable attorney’s fees incurred by the Department in recovering the amounts owed by the Recipient hereunder.
Such amounts shall be paid to the Department within thirty (30) calendar days of demand by the Department hereunder. If the Department fails to receive such amount, the Recipient will be liable for the full unpaid balance plus interest at the annual rate of twelve (12) percent from the Event of Default.

4.
RECIPIENT’S WARRANTIES AND REPRESENTATIONS. To induce the Department to enter into this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Recipient hereby warrants and represents that:

(a)	The Recipient is duly organized, validly existing, and authorized to engage in business in the State of Wisconsin.

(b)	The Recipient is qualified to engage in business in every jurisdiction where the nature of its business makes such qualification necessary;

(c)
The Recipient is in compliance with all laws, regulations, ordinances and orders of public authorities applicable to it, the violation of which would have a material and adverse effect on the Recipient’s ability to comply with this Agreement;

(d)
The Recipient is unaware of any conditions which could subject it to any damages, penalties or clean-up costs under any federal or state environmental laws which would have a material adverse effect on the Recipients ability to comply with this agreement.

(e)
The financial statements and other information provided by the Recipient to the Department are complete and accurate in accordance with Generally Accepted Accounting Principles, and may be relied upon by the Department in deciding whether to enter into this Agreement with the Recipient;

(f)	The Recipient is not in default under the terms and conditions of any grant agreements, leases, or financing arrangements with the Recipient’s other creditors;

(g)	The Recipient has private Project funds as identified in Exhibit A to fund all other costs relating to the Project;

5.	RECIPIENT COVENANTS.

(a)	Deliverables. The Recipient shall comply with the terms and conditions set forth in Exhibit A Section 3 of this agreement.

(b)
Reporting. The Recipient shall provide the Department with reports, utilizing forms provided by the Department, as well as interim and/or fiscal year end financial statements in accordance with Exhibit B.

(c)	Inspection.

(i)	The Department and its respective agents, shall, at any reasonable time and upon 48 hours notice, have the right to enter upon the Recipient’s premises to inspect the Project.

(ii)	The Recipient shall produce for the Department’s inspection, examination, auditing and copying, upon reasonable advance notice, any and all records which relate to this Agreement.

(d)
Nondiscrimination in Employment. During the Term of this Agreement, the Recipient shall not discriminate against any employee or applicant for employment because of age, race, religion, color, handicap, sex, physical condition, developmental disability as defined in sec. 51.01 (5) Stats., sexual orientation or national origin. This provision shall include, but not be limited to, the following: employment, upgrading, demotion or transfer; recruitment or recruitment advertising; layoff or termination; rates of payor other forms of compensation; and selection for training, including apprenticeship. Except with respect to sexual orientation, the recipient further agrees to take affirmative action to ensure equal employment opportunities. The recipient agrees to post in conspicuous places, available for employees and applicants for employment, notices to be provided by the contracting officer setting forth the provisions of the nondiscrimination clause.

(e)
Notification of Position Openings. In accordance with sec. 106.16, Stats., the Recipient shall, for a period of one year from the Effective Date, provide the Wisconsin Department of Workforce Development, local Job Service offices, and the area Workforce Development Board with prior written notice of any new or vacant Full-Time Positions that are related to the Project.

(f)
Consolidation or Merger. During the term of this Agreement, the Recipient shall not consolidate or merge with or into any other corporation or business entity without providing prior written consent of the Department.

(g)
Relocation of Operations. In accordance with §560.075(2), the Recipient shall not relocate the Project, or any Full-Time Positions related thereto, outside of Wisconsin for a minimum of five years from the date of the award.

6.	WISCONSIN OPEN RECORDS LAW. Subject to the following terms, the Department shall safeguard all of the financial statements provided to them by the Recipient:

(a)
Except as otherwise required or provided by court order, legal process or applicable Wisconsin law including, without limitation, the Wisconsin Open Records Law, sec. 19.31, Stats., et seq, the Department shall not reveal or disclose any financial information and documents provided by the Recipient to any non-government person or entity without the prior written consent of the Recipient.

(b)	If the Recipient believes or contends that any financial statements provided hereunder qualify as “trade secrets” exempt from disclosure under the Wisconsin Open Records Law, the Recipient shall:

(i)
Fill out a standard trade secrets designation form to be provided by the Department, designating specific information or documents as “ trade secrets” and agreeing to defend and indemnify the Department, and to hold them harmless in the event of any future open records request asking for copies of such documents; and

(ii)	Provide the Department with two copies of such information -- a clean copy and a copy with the “trade secret” information redacted -- for the Department’s files.

7.
ENTIRE AGREEMENT. This Agreement and exhibits contain the entire Agreement of the parties concerning the Recipient’s obligations under the terms and conditions of this Agreement. This Agreement may not be amended, modified or altered except in writing signed by the Recipient and the Department.

8.
CHOICE OF LAW. THIS AGREEMENT IS AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF WISCONSIN. If any provisions of the Agreement shall be prohibited by or invalid under Wisconsin law, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without affecting the validity or enforceability of the remaining provisions thereof.

9.
VENUE; JURISDICTION. Any judicial action relating to the construction, interpretation, or enforcement of this Agreement, or the recovery of any principal, accrued interest, court costs, attorney’s fees and other amounts owed hereunder, shall be brought and venued in the U.S. District Court for the Western District of Wisconsin or the Dane County Circuit Court in Madison, Wisconsin. THE RECIPIENT HEREBY CONSENTS TO PERSONAL JURISDICTION IN THOSE WISCONSIN COURTS,

AND WAIVES ANY DEFENSES THAT THE RECIPIENT OTHERWISE MIGHT HAVE RELATING THERETO.

10.
WAIVER OF RIGHT TO JURY TRIAL. THE RECIPIENT HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY JUDICIAL ACTION OR PROCEEDING THAT MAY ARISE BY AND BETWEEN THE DEPARTMENT AND THE RECIPIENT CONCERNING THE CONSTRUCTION, INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT, OR THE RECOVERY OF ANY PRINCIPAL, ACCRUED INTEREST, COURT COSTS, ATTORNEY’S FEES AND OTHER AMOUNTS THAT MAY BE OWED BY THE RECIPIENT HEREUNDER.

11.	MISCELLANEOUS.

(a)
Severability. The invalidity of any provision of this Agreement shall not affect the validity of the remaining provisions, which shall remain in full force and effect to govern the parties’ relationship.

(b)
Department Not A Joint Venturer Or Partner. The Department shall not, under any circumstances, be considered or represented to be a partner or joint venturer of the Recipient or any beneficiary thereof.

(c)
Documents. All documents required to be delivered contemporaneously with the execution and delivery of this Agreement are expressly made a part of this Agreement as though completely herein, and all references to this Agreement herein shall be deemed to refer to and include all such documents.

(d)	Agreement Controlling. In the event of any conflict or inconsistency between the Agreement and the exhibits hereto, the terms of this Agreement shall control.

12.	CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms and conditions set forth herein.

13.
AUTHORITY TO SIGN DOCUMENT. The person(s) signing this Agreement on behalf of the Recipient certifies and attests that the Recipient’s respective Articles of Incorporation, By Laws, Charter, Corporate or other Resolutions, and/or other related documents give full and complete authority to bind the Recipient, on whose behalf they are executing this document.

Recipient assumes full responsibility and holds the Department harmless for any and all payments made or any other actions taken by Department in reliance upon the above representation. Recipient agrees to indemnify Department against any and all claims, demands, losses, costs, damages or expenses suffered or incurred by Department resulting from or arising out of any such payment or other action, including reasonable attorneys’ fees and legal expenses. Recipient has read, fully understands and agrees to all of the terms and conditions in this Agreement and the related attachments.

IN WITNESS WHEREOF, the Department and the Recipient have executed and delivered this Agreement effective the date set forth next to the Department’s signature below.

WISCONSIN DEPARTMENT OF COMMERCE By: /s/ Aaron Olver Aaron Olver, Deputy Secretary	June 3, 2008 Date
STEM CELL PRODUCTS, INC. By: /s/ Nick Seay Nick Seay, Senior Vice President	May 29, 2008 Date

Notices to the Recipient hereunder shall be effective upon mailing by first class mail, postage prepaid, and addressed to the following person and address or such other person and address as the Recipient may designate in writing:

Stem Cell Products, Inc.
525 Science Drive, Suite 200
Madison, WI 53711
Attn: Nick Seay

Notices to the Department hereunder shall be effective upon mailing by first class mail, postage prepaid, and addressed as follows:

Wisconsin Department of Commerce
Bureau of Business Finance
201 West Washington Avenue
P.O. Box 7970
Madison, WI 53707
Attn: Contract #TMG FY07-17074

9290439_1

EXHIBIT A
(PROJECT DESCRIPTION/DELIVERABLES)
TECHNOLOGY MATCHING GRANT
Contact:# TMG FY07-17074
Stem Cell Products, Inc.
PROJECT DESCRIPTION
Founded by Dr. James Thomson, Dr. Dong Chen and Tactics II Ventures LP, Stem Cell Products (SCP), will focus on commercial research and development of recently discovered processes for deriving safe and effective therapeutic cellular blood products from Human Embryonic Stem Cells (hES Cells).
SCP will initially concentrate on process improvements leading to the large scale manufacture and delivery of hESC derived human platelets. Dr. Thomson’s lab has already developed a proof of concept laboratory technique to generate real working human platelets from hES cells. The R&D scale and yield is small right now, but in principle it should be possible to industrial scale GMP manufacture a new source of human platelets for the healthcare system.
Initially the present in vitro synthesis process will be operated with incremental improvements. Then, using laboratory scale robotics, SCP will develop a robotic method to create platelets and use that approach to develop a pilot scale system for pilot productions distributed to researchers for experimentation and testing to validate and to develop acceptance. The company will then develop techniques which will permit industrial scale manufacturing.
While SCP also plans to develop a system for production of red blood cells, the market for red cells is more competitive and competing solutions are under development. Both the technology development and the marketplace need for a reliable source of platelets dictate the logical first target market. The large scale hES cell culture and differentiation processes developed for platelets should be readily adaptable for the manufacture of red blood cells as well.
PROJECT BUDGET

USES	SOURCES				TOTAL
	Commerce	Tactics II	Federal	Investors TBD
Phase I (2007-2009)	250k tvf 500k gedl 250k tmg	1mm	2mm	4mm	$5-7 million
Phase II (2009-2012)			18mm		$18-20 million
TOTAL	$1mm		$20mm		$20-25 million
Investor Tax Credits	$1mm

The Borrower’s budget above is estimated only and is subject to change. Borrower will use reasonable efforts to obtain funding from the other source identified in its application, but does not warrant or guaranty that it will obtain such funds. However, the Borrower does warrant that it will provide matching funds of at least 33% of total project costs as required by statute.

ELIGIBLE PROJECT COSTS:

USES	SOURCES		TOTAL
	TMG	FEDERAL FUNDS
Working Capital/Ongoing R&D
TOTAL	$250,000**	1,250,000	$1,500,000

Project costs will be incurred between October 9, 2006 and December 31, 2012.
** Disbursements will be based on 20% of each federal award notification.
DELIVERABLES:
a.    The Recipient warrants that it will provide federal matching funds of at least 80% of total project costs as required by statute.
b.    All grant funds must be spent in Wisconsin.
c.    Commerce funds may not be used for founders salaries.

9290439_1

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